EXHIBIT 21

SUBSIDIARIES OF FEDEX CORPORATION

The following is a list of subsidiaries of FedEx Corporation as of May 31, 2013. Pursuant to Item 601(b)(21) of Regulation S-K, we have omitted some subsidiaries that, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of May 31, 2013 under Rule 1-02(w) of Regulation S-X. FedEx Corporation owns, directly or indirectly, 100% of the voting securities of each of the listed subsidiaries.

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION OR ORGANIZATION
Federal Express Corporation	Delaware
Federal Express Canada Ltd.	Canada
Federal Express International, Inc.	Delaware
Federal Express Pacific, Inc.	Delaware
Federal Express Europe, Inc.	Delaware
Federal Express Holdings S.A.	Delaware
FedEx International Holdings Limited (Luxembourg) S.C.S.	Grand Duchy of Luxembourg
Federal Express (China) Company Limited	People’s Republic of China
FedEx Brasil Logística e Transporte S.A.	Federative Republic of Brazil
FedEx de México S. de R.L. de C.V.	United Mexican States
FedEx UK Limited	England and Wales
FedEx Trade Networks, Inc.	Delaware
FedEx Trade Networks Trade Services, Inc.	Delaware
World Tariff, Limited	California
FedEx Trade Networks Transport & Brokerage, Inc.	New York
FedEx Ground Package System, Inc.	Delaware
FedEx Ground Package System, Ltd.	Wyoming
FedEx SmartPost, Inc.	Delaware
FedEx Freight Corporation	Delaware
FedEx Freight, Inc.	Arkansas
FedEx Custom Critical, Inc.	Ohio
FedEx Corporate Services, Inc.	Delaware
FedEx TechConnect, Inc.	Delaware
FedEx SupplyChain Systems, Inc.	Ohio
FedEx Office and Print Services, Inc.	Texas